Exhibit 99.1

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores—CFO, VP

Bob Myers

Casey’s General Stores—Pres, COO

John Harmon

Casey’s General Stores—Sr. VP, Sec., Director

CONFERENCE CALL PARTICIPANTS

Dennis Telzrow

Stephens Inc.—Analyst

Anthony Hayes

Sidoti & Company—Analyst

Jay Levy

Credit Suisse First Boston—Analyst

Fred Suisse (ph)

Suisse First and Capital—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to your quarter 1, 2005, Casey’s General Stores earnings conference call. My name is Gina I’ll be your conference coordinator. At this time all lines are in a listen only mode and at the end of the conference call we will be accepting questions. If you ever need operator assistance push 2 star 0. At this time we’ll turn the call over to Bill Walljasper. Over to you sir.

Bill Walljasper - Casey’s General Stores - CFO, VP

Good morning, everyone. And thank you for joining us today on the call to discuss Casey’s results for the first quarter of fiscal 2005, ended July 31. I’m Bill Walljasper, Chief Financial Officer, also joining me today is Ron Lamb, CEO, Bob Myers, President and Chief Operating Officer and John Harmon Senior Vice President. I hope all of you had a chance to see the press release. If you haven’t please, let me know and we’ll make sure a copy gets forwarded to you. Now before I begin, I will remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release in the 2004 annual report such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied in those statements. Casey’s disclaims any intention or obligation to update or other revise forward-looking statements whether as a result of new information, future events or otherwise. I will take a few minutes to review the highlights of the quarter and then open it for questions.

We had a very solid quarter with earnings rising 14% to 32 cents per share from 28 cents per share a year ago. The main reason for this increase was a higher than normal gasoline margin. After experiencing rising wholesale costs for gasoline in the past 2 quarters we finally saw this trend reverse for parts of the first quarter of fiscal 2005. As a result our gas margin was 11.8 cents in the quarter, well above our annual goal of 10.5 cents And this represents approximately 4 cents per share. Now, we mentioned in the last conference call, and in the annual report that we’ve been focusing on our management of gasoline. Now due to our efforts we were able to take advantage of the market conditions in the first quarter. The result was a gamble over a half a cent on the first quarter margin due to actively managing the risk of our gasoline inventory. However, with any program of this nature, there are risks and future changes in the gasoline environment may not enable us to see this type of gain going forward. Gross profit in this category was up nearly 22% to $31 million. On a same-store basis, gallons were down 1.5% — excuse me, 1.4% This was due to continued high retail price of gasoline affecting demand. The average retail price was $1.83 this quarter compared to $1.42 a year ago.

In the grocery and other merchandise category total sales were up 4.4%, to 196.1 million. Same-store sales were up 1.9% with an average margin of 31.3. We are pleased with the gains we are making in this category we’re making positive steps towards our annual goal of 2.9% same store sales increase and a margin over 32. As all of you may have seen, same-store sales were up 3.4%, in the month of July, and we were optimistic this will continue into the second quarter. Cigarettes are a main component in this category. As many of you know we do not publish the margin for cigarettes; however, the cigarette margin for the quarter is nearly back to where it was a year ago when we were receiving substantially higher retail display allowance money. The strategies that we now have in place for managing this item appear to be working and the gains we have made at the retail level have nearly made up for the reduction in RDA monies that we experienced last year. Also, same-store sales for cigarettes in the second and the third quarters of last year, were in the high negative single digits. We believe we that have this item headed in the right direction and we remain optimistic going forward. Prepared food continues to do very well. Sales were up 10% with same-store sales up 5.8% in the quarter. The margin was 58.7.

Now despite being affected by higher prices of cheese, gross profit was up 6.3%, to 30.6 million. Our cost of cheese averaged $1.97 a pound this quarter compared to $1.48 a year ago. That’s nearly 1.5 cents on earnings. As a result of some internal communications, in the last conference call I indicated that our average cost of cheese in the fourth quarter as $2.02 a pound. That was actually nearly the average of the month of April. The average cost of cheese for the fourth quarter was $1.77 per pound. Currently our total cost of cheese is at $1.72 per pound. At the end of the quarter, we have 603 stores with point of sale and we’re confident we’ll meet our goal for 900 stores by the end of the fiscal year. We should also have handheld scanners rolled out to approximately 900 stores by the end of the fiscal year. These units will be used by the managers to enhance inventory control measures for products that are delivered directly to our stores. We have been able to use the information gained from point of sale to initiate a store reset to improve shelf space allocation and product selection. Now early indications of this reset are positive. Operating expenses for the quarter were up 8%, primarily due to a 27% increase in bank charges from customers using credit cards, to purchase more expensive gasoline.

Inside sales were up 5.5%, now this is below our annual goal; however, total gross profit was in line with operating expenses rising 8%. On the balance sheet at July 31, cash and cash equivalents increased to 55.5 million and shareholders equity rose to 452.3 million, up 12.5 million. We continue to pay down debt, long-term debt net of current maturities was down to 16.5 million to 127.7 million. Cash flow from operations is 46.5 million, compared to 30.5 million at this time last year. We have used 16.7 for capital expenditures compared to 18.3 million a year ago. We anticipate capital expenditures to increase over the upcoming quarters as we begin to close on more acquisitions. Our long-term debt-to-total capital ratio, including the current portion is 26%. This quarter we built 1 new store, closed on 3 acquisitions and have written agreements for 2 more. We also have 13 verbal agreements pending. Since the end of the quarter we have opened 2 more additional stores. Now that completes my review of the quarter we’ll now take your questions.

QUESTION AND ANSWER

Operator

Ladies and gentlemen, if you would like to ask a question, please key star 1 on your touch-tone phone. If you would you like to withdraw your question, please key star 2. Your questions will be taken in the order they are received by. Please hold for your first question. And we’ll take a question from Dennis Telzrow of Stevens Inc..

Dennis Telzrow - Stephens Inc. - Analyst

Good morning, Bill. Great quarter.

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes, good to hear from you.

Dennis Telzrow - Stephens Inc. - Analyst

A couple of questions one is the store reset completely done in all the stores?

Bill Walljasper - Casey’s General Stores - CFO, VP

That’s correct. We started the reset back in May and it was completed about the middle of July. So we’re — early indications albeit they are very early are positive, and we’re hopeful that going into the second quarter we should see even a little bit more gain.

Dennis Telzrow - Stephens Inc. - Analyst

And I think you mentioned that you gained a half a cent in the gas margin through active management?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes that’s correct. On the gasoline inventory. We can — would you like us to expand on that, Dennis?

Dennis Telzrow - Stephens Inc. - Analyst

Yeah, if you could.

Bill Walljasper - Casey’s General Stores - CFO, VP

I’m going to have Bob Myers expand on it a little bit.

Bob Myers - Casey’s General Stores - Pres, COO

All right Dennis, good morning.

Dennis Telzrow - Stephens Inc. - Analyst

Good morning.

Bob Myers - Casey’s General Stores - Pres, COO

As you know, we are actively managing our 3 categories of fuels, our retail margins, our inventory, and our fleet diesel usage. With the rising cost of both crude and rack fuel, have provided the opportunity to hedge our inventory. And those hedges prove to be very successful resulting in that half a cent increase in the average retail margin.

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes. Dennis, this is something we’ve been talking about for a while, and I think our hard work is paying off now.

Dennis Telzrow - Stephens Inc. - Analyst

Okay. Yeah, sounds good. And the — do you still feel comfortable with the goals as far as store acquisitions and growth and such?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yeah, you know, as you know, in the press release, John Harmon was promoted to Senior Vice President, now in charge of store development and I will let John field that question, give you a little up-to-the-date our acquisition activity.

John Harmon - Casey’s General Stores - Sr. VP, Sec., Director

Yeah hi Dennis?

Dennis Telzrow - Stephens Inc. - Analyst

Hi, John

John Harmon - Casey’s General Stores - Sr. VP, Sec., Director

I know we’re still a low slow on the numbers in the first quarter but the pipeline is really starting to fill up. We’ve got several singles, I think Bill mentioned 13 verbals. I would say you can easily change that to 14. I know that’s not a big deal, but — and then another thing, I think we’re really focusing on now we’re looking at the smaller chains around here. Most of our acquisitions in the past have been on the ones and twos, but there are a few chains in our area that we’re really looking at hard. So hopefully we’ll be able to announce something here pretty soon on something like that.

Bill Walljasper - Casey’s General Stores - CFO, VP

Dennis to add to that, I would say the majority of those 14 that John mentioned should close in the upcoming quarters. We may not open them due to capital expenditures but we should have written agreements.

Dennis Telzrow - Stephens Inc. - Analyst

Okay. Thank you very much.

Bill Walljasper - Casey’s General Stores - CFO, VP

Thanks, Dennis.

Operator

And we’ll take your next question come from Anthony Hayes of Sidoti & Company.

Anthony Hayes - Sidoti & Company - Analyst

Good morning. I apologize I the joined the call late so you may have already addressed this. But looking at the gas margin it was certainly higher than what I was looking for and I just heard you talk about the half cent improvement from better management of the inventory. Can you talk about what you are seeing so far? One month into the second quarter, are you still seeing the same kind of margins now in August?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yeah, and for August, you know, we’re going release same-store sales September 15. Just to give you a little idea of some preliminary indications, with respect to August, we should see a same-store sale number near our goal of 2%. The margin will be above our historical average of 10.5 cents for the month of August.

Anthony Hayes - Sidoti & Company - Analyst

Mm-hmm. Okay. With respect to the prepared food and fountain, you know, the margin, was below last year’s levels for the first quarter. Is that all related to the cheese costs or are there any other factors affecting that margin?

Bill Walljasper - Casey’s General Stores - CFO, VP

No, the majority of that is strictly a cheese issue. As I mentioned in the opening remarks, the — our cost of cheese was $1.97 this quarter compared to $1.48 the previous quarter last year. Now, that is coming down. We’re hopeful, because cheese is a very cyclical product, typically some time around the end of September, first of October is when cheese cycles downward. And we’re hopeful that will continue a downward cycle where we might see an opportunity to jump into an advantageous purchase of cheese. And try to lock in our cheese price as we did about a year ago through the next summer months.

Anthony Hayes - Sidoti & Company - Analyst

Mm-hmm. And with respect for the grocery and other merchandise margin, that was also down from last year. It looks like, you know, cigarettes impacted that, right?

Bill Walljasper - Casey’s General Stores - CFO, VP

You know, Anthony, actually, if you look at the — we have a lot of bright spots about the quarter. When I look at the quarter one of the bright spots that I see is that our margin of 31.3 in the grocery and merchandise category was nearly the same as it was last year at 31.5. If we look at cigarettes, our margin is nearly back at the same level as it was last year, and that is taking into consideration that we had significant RDA monies last year that that we do not have this year. So it’s a credit to what [Terry Hanley] in operation has going on in that category. So we were down a little bit in the pop category which probably brought that margin down from 31.5 to 31.3. And again that was primarily driven by RDA monies that we have in the pop category last year that we don’t have this year. So I’m optimistic about that category. And It seems like we have the cigarette item headed in the right direction. And as I mentioned in my remarks, the same-store sales comparisons heading into Q2 and Q3, obviously become a little bit easier.

Anthony Hayes - Sidoti & Company - Analyst

Mm-hmm. Got you. Okay, and then lastly, just the housekeeping question. What was the store count for the Company stores and franchise stores at the end of the first quarter?

Bill Walljasper - Casey’s General Stores - CFO, VP

1325 was the total and 34 franchise stores remaining.

Anthony Hayes - Sidoti & Company - Analyst

Okay, 1325 you said?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yeah, 1325.

Anthony Hayes - Sidoti & Company - Analyst

Okay. Thanks.

Bill Walljasper - Casey’s General Stores - CFO, VP

Thank you.

Operator

We’ll take your next question from Jay Levy of Credit Suisse First Boston.

Jay Levy - Credit Suisse First Boston - Analyst

Hi, thanks. Congratulations, guys.

Bill Walljasper - Casey’s General Stores - CFO, VP

Thanks.

Jay Levy - Credit Suisse First Boston - Analyst

Just a quick question on the 27% increase of bank charges. How much of that is due to increased credit card usage? And how much is due to an increased fee?

Bill Walljasper - Casey’s General Stores - CFO, VP

Well, it’s going to be a combination — well, it’s really going to be a combination of 2 things. One is obviously the higher retail price of gas even if credit card utilization stays the same, the bank charges are going to go up in relation to that. But also I believe when you start to get into $1.80 to $1.90 range for gas, people have a tendency to purchase more with credit cards than they would with cash. I don’t have an exact breakout for you on, that however.

Jay Levy - Credit Suisse First Boston—Analyst

Okay. And on the satellite network, does that help combat some of that, or are you kind of exposed right now?

Bill Walljasper - Casey’s General Stores - CFO, VP

No, it will eventually help in that regard. The satellite communications now has been completely rolled out. We are continuing to improve what we call outs and no-fits and basically a no-fit is when a tanker gets to a store and can only drop half a load, then they have to go, either back to the terminal or some other location and drop it. It increases freight charges. So logically as we get better and continue to improve in those 2 categories for that area that should be incremental to help us out on the sale so we’re not going to be out of gas. But it also should help us out in the margin because we’re not going to have additional freight charges related to the no fits.

Jay Levy - Credit Suisse First Boston - Analyst

Got it. And on the prepared food gross margin, how much of the change in gross margin is due to the price of cheese? I mean, can you isolate that one commodity?

Bill Walljasper - Casey’s General Stores - CFO, VP

I don’t have a specific number but I can tell you nearly all of it.

Jay Levy - Credit Suisse First Boston - Analyst

Okay.

Bill Walljasper - Casey’s General Stores - CFO, VP

And I just met yesterday with the gentleman in charge of the prepared food category who who is doing just an outstanding job. He indicates that cheese prices are continuing to decline. He is hopeful that they will run this normal course. And some time at the end of September first of October there may be an opportunity to — for us to lock in and if we lock in, we will feel much more comfortable on that 60 — over 60 margin goal.

Jay Levy - Credit Suisse First Boston - Analyst

Okay. Can you say if prepared food gross margin would have been above the 60 without the cheese?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes.

Jay Levy - Credit Suisse First Boston - Analyst

Okay. And one question on traffic count during the quarter with the gas same-store sales down 1.4%, did you see any impact on the traffic then on the inside store?

Bill Walljasper - Casey’s General Stores - CFO, VP

We still have positive customer count going forward.

Jay Levy - Credit Suisse First Boston - Analyst

Okay.

Bill Walljasper - Casey’s General Stores - CFO, VP

So that’s another plus.

Jay Levy - Credit Suisse First Boston - Analyst

Okay. Perfect. Thanks, Bill.

Bill Walljasper - Casey’s General Stores - CFO, VP

Thanks.

Operator

Again, if you would like to ask a question, please key star 1 on your touch-tone phone. We’ll take a question from Fred [Suisse] of [Suisse] First and Capital.

Fred Suisse - Suisse First and Capital - Analyst

Yes. In the SG&A, is there insurance costs up? Last quarter you identified that up as an issue. Is that year over year up or down now or?

Bill Walljasper - Casey’s General Stores - CFO, VP

Insurance costs were up about 5%. Which is pretty much in line with normal increases in that area.

Fred Suisse - Suisse First and Capital - Analyst

Okay. And then just philosophically, we talked about this before, but the — you put this number of 443 stores, which I assume is just a guess. You don’t have it precise there. It might be 40, it might be 45 but there’s no urgency and pressure John to get that done. I hope that the price you pay is more important than getting it done. Can you just address that issue?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yeah, I will comment on that and maybe John might have an elaboration. But I can tell you this Fred; we will not chase a number, just because a number is out there is not going to mean we’re going to chase a number just so we can say we hit 43 acquisitions. We still have a very strong due diligence process and John is enhancing that process, to make sure that we continue to buy effectively. So —

Fred Suisse - Suisse First and Capital - Analyst

And the Board’s on board with that

Bill Walljasper - Casey’s General Stores - CFO, VP

— that John is not going to be rewarded or punished if he gets 43 plus or minus? Absolutely that discussion — we just had that very recently, Fred. And he’s not compensated in any way on hitting the 43 number or not hitting the 43 number. And that’s one of the reasons why we implemented the return on invested capital component with respect to the executive compensation structure. Obviously, if we start to purchase in ineffectively, that number will start to erode.

Fred Suisse - Suisse First and Capital - Analyst

Terrific. Thank you.

Bill Walljasper - Casey’s General Stores - CFO, VP

John, is there something you wanted to add to that?

John Harmon - Casey’s General Stores - Sr. VP, Sec., Director

Yeah, Fred. Believe me when I say there’s no pressure to get that number. When we calculated the 43, that amounted to half of our franchise stores and then a goal of 25 outside acquisitions. So that’s really all the scientific basis behind the 43. I do think we have a chance of hitting that goal. The new stores, that might be the tough one. We have 15 for that and right now, I don’t know if we’ll get 15 new stores opened this year. But, again, there’s really no pressure at all.

Fred Suisse - Suisse First and Capital - Analyst

Okay. And when you go from buying individual boxes to small chains, does the — is there a generalization of valuations that is different?

John Harmon - Casey’s General Stores - Sr. VP, Sec., Director

That varies so much from chain to chain. A lot of it depends on how well they fit our store model. So really, to give you a range, you would be such a wide range, I don’t think I could.

Fred Suisse - Suisse First and Capital - Analyst

Okay, great. Thank you very much.

Bill Walljasper - Casey’s General Stores - CFO, VP

Thanks, Fred.

Operator

And, again, if you would like to ask a question, key star 1. And, again that’s star 1 on your touch-tone phone. At this time, I’m showing no questions.

Bill Walljasper - Casey’s General Stores - CFO, VP

Okay Gina, well, I would like to thank you everyone for joining us today for the conference call. Again, as a reminder, Wednesday, September 15, we will release August same-store sales and I look forward to dealing with you in the future. Thanks again.

Operator

Ladies and gentlemen, thank you for joining us on the call. You may now disconnect.

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